FEDERAL SIGNAL
Moves. Cleans. Protects.

1333 Butterfield Road, Suite 500
Downers Grove, Illinois 60515
630.954.2000
federalsignal.com

FOR IMMEDIATE RELEASE

Federal Signal Completes Acquisition of Mega Corp.

DOWNERS GROVE, Illinois, January 16, 2026 — Federal Signal Corporation (NYSE: FSS) (the "Company"), a leader in environmental and safety solutions, today announced that it has completed the acquisition of Mega Corp. ("Mega"), a leading manufacturer of specialty vehicles and equipment for use in global metal extraction and construction markets. The signing of the definitive agreement was previously announced on December 18, 2025.

"We are excited to complete the acquisition of Mega and formally welcome its talented team to the Federal Signal family," said Jennifer L. Sherman, President and Chief Executive Officer. "Mega represents a compelling strategic fit that enhances our depth in the global metal extraction support equipment market. The combination of Mega with our existing Ground Force and TowHaul businesses strengthens our specialty vehicle platform and positions us to capture significant growth opportunities through a complementary product portfolio, shared customer base, and enhanced global reach."

The Company expects the acquisition to be accretive to earnings and cash flow in 2026.

About Federal Signal
Federal Signal Corporation (NYSE: FSS) builds and delivers equipment of unmatched quality that moves material, cleans infrastructure, and protects the communities where we work and live. Founded in 1901, Federal Signal is a leading global designer, manufacturer and supplier of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Downers Grove, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: www.federalsignal.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
This release contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Forward-looking statements should not be relied upon as a predictor of actual results. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic and political uncertainty, risks and adverse economic effects associated with geopolitical conflicts including tariffs and other trade conflicts, legal and regulatory developments, foreign currency exchange rate changes, inflationary pressures, product and price competition, supply chain disruptions, availability and pricing of raw materials, interest rate changes, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, work stoppages, increases in pension funding requirements, cybersecurity risks, increased legal expenses and litigation results and other risks and uncertainties described in filings with the Securities and Exchange Commission.

Contact: Ian Hudson, Chief Financial Officer, +1-630-954-2000, ihudson@federalsignal.com